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Pricing Supplement No. A35 To the Product Supplement No. AK-I dated November 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 May 27, 2010

$1,333,000 Accelerated Return Currency Securities due June 5, 2012 Linked to the Performance of a Basket of Four Currencies Relative to the Euro

General

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The securities are designed for investors who seek a leveraged return linked to the performance of a basket of four currencies relative to the euro. If the euro depreciates relative to the Basket Currencies, the return on the securities will be positive. Investors should be willing to forgo interest payments and, if the euro appreciates relative to the Basket Currencies, be willing to lose up to 100% of their investment. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing June 5, 2012.†

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities priced on May 27, 2010 (the "Trade Date") and are expected to settle on June 4, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Basket:	An equally weighted basket consisting of four currencies (each a "Basket Currency," and together, the "Basket Currencies") each measured relative to the euro. Each Basket Currency is identified in the table below, together with its Fixing Source, Fixing Time, Initial Rate and Weighting:

Basket Currency	Reference Currency	Fixing Source	Fixing Time	Initial Rate	Weighting
Australian dollar ("AUD")	Euro	Bloomberg page: EURAUD WMCO	4:00 PM London	1.4531	1/4
Brazilian real ("BRL")	Euro	Bloomberg page: EURBRL WMCO	4:00 PM London	2.2477	1/4
Canadian dollar ("CAD")	Euro	Bloomberg page: EURCAD WMCO	4:00 PM London	1.2930	1/4
Norwegian krone ("NOK")	Euro	Bloomberg page: EURNOK WMCO	4:00 PM London	7.9570	1/4

Redemption Amount:	At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Basket Return, calculated as set forth below. Any payment at maturity is subject to our ability to pay our obligations as they become due.
Basket Return:	•	If the Final Basket Level is greater than the Initial Basket Level, the Basket Return will be calculated as follows:
	Upside Participation Rate x	Final Basket Level – Initial Basket Level Initial Basket Level
	•	If the Final Basket Level is equal to the Initial Basket Level, the Basket Return will be equal to zero.
	•	If the Final Basket Level is less than the Initial Basket Level, the Basket Return will be calculated as follows:
Final Basket Level – Initial Basket Level Initial Basket Level
Because the Basket Return measures each Basket Currency relative to the euro, if the euro has appreciated relative to the Basket Currencies, the Final Basket Level will be less than the Initial Basket Level, the Basket Return will be negative and you will receive less than the principal amount of your securities at maturity. You may lose your entire investment.
Currency of the Issue:	United States dollars
Upside Participation Rate:	260%
Initial Basket Level:	100
Final Basket Level:	The closing level of the Basket on the Valuation Date, calculated as follows:
100 × [1 + (AUD Return × 1/4) + (BRL Return × 1/4) + (CAD Return × 1/4) + (NOK Return × 1/4)]
The AUD Return, BRL Return, CAD Return and NOK Return refer to the Currency Return for the Australian dollar, Brazilian real, Canadian dollar and Norwegian krone, respectively.
Currency Return:	With respect to each Basket Currency, the performance of the Basket Currency from the Initial Rate to the Final Spot Rate, calculated as follows:
Initial Rate – Final Spot Rate Initial Rate
Because the Currency Return is calculated by dividing the difference of the Initial Rate minus the Final Spot Rate by the Initial Rate, the maximum possible Currency Return will equal 100%.
Final Spot Rate:	For each Basket Currency, the Spot Rate on the Valuation Date.
Spot Rate:	For each Basket Currency, the Spot Rate will be the average of the bid price and the ask price for the relevant Basket Currency from the relevant Fixing Source or any successor thereto at the relevant Fixing Time. The Spot Rate will be expressed as the number of units of such Basket Currency per one euro. The Spot Rate is subject to the provisions set forth under "Currency Disruption Events" in this pricing supplement.
Valuation Date:†	May 29, 2012
Maturity Date:†	June 5, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EVQ4

†    Subject to postponement if the scheduled date is not a business day and in the event of a currency disruption event as described under "Currency Disruption Events" below.

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 3 of this pricing supplement and "Risk Factors" beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$18.50	$981.50

Total	$1,333,000.00	$24,660.50	$1,308,339.50

(1)    We or one of our affiliates will pay discounts and commissions of 1.85% or $18.50 per $1,000 principal amount of securities in connection with the distribution of the securities. For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. For more information, see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

Notes	$1,333,000.00	$95.04

Credit Suisse

May 27, 2010

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated November 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Product supplement No. AK-I dated November 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909010427/a2195638z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this pricing supplement and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table below illustrates the hypothetical Redemption Amounts at maturity for a $1,000 security for a hypothetical range of performance of the Basket from +100% to -100%. The hypothetical Redemption Amounts set forth below assume an Initial Basket Level of 100 and reflect the Upside Participation Rate of 260%. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Basket Level on the Valuation Date. Any payment at maturity is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and the scenarios below have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket Level	Basket Return	Redemption Amount
200.00	100.00%	260.00%	$3,600.00
190.00	90.00%	234.00%	$3,340.00
180.00	80.00%	208.00%	$3,080.00
170.00	70.00%	182.00%	$2,820.00
160.00	60.00%	156.00%	$2,560.00
150.00	50.00%	130.00%	$2,300.00
140.00	40.00%	104.00%	$2,040.00
130.00	30.00%	78.00%	$1,780.00
120.00	20.00%	52.00%	$1,520.00
115.00	15.00%	39.00%	$1,390.00
110.00	10.00%	26.00%	$1,260.00
105.00	5.00%	13.00%	$1,130.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	-5.00%	$950.00
90.00	-10.00%	-10.00%	$900.00
85.00	-15.00%	-15.00%	$850.00
80.00	-20.00%	-20.00%	$800.00
70.00	-30.00%	-30.00%	$700.00
60.00	-40.00%	-40.00%	$600.00
50.00	-50.00%	-50.00%	$500.00
40.00	-60.00%	-60.00%	$400.00
30.00	-70.00%	-70.00%	$300.00
20.00	-80.00%	-80.00%	$200.00
10.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

The following scenarios illustrate how the Redemption Amount is calculated.

Scenario 1:

Scenario 1 assumes the Final Basket Level is 130, an increase of 30% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is greater than the Initial Basket Level is calculated as follows:

Basket Return	=	Upside Participation Rate × [(Final Basket Level - Initial Basket Level) / Initial Basket Level]
	=	260% × [(130 - 100) / 100]
	=	78%
Redemption Amount	=	Principal × (1 + Basket Return)
	=	$1,000 × 1.78
	=	$1,780

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $1,780 per $1,000 principal amount of securities based on a leveraged return linked to the increase in the Basket Level, which reflects depreciation of the euro relative to the Basket Currencies.

Scenario 2:

Scenario 2 assumes the Final Basket Level is 100, equal to the Initial Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, the Basket Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Scenario 3:

Scenario 3 assumes the Final Basket Level is 70, a decrease of 30% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is less than the Initial Basket Level is calculated as follows:

Basket Return	=	(Final Basket Level - Initial Basket Level) / Initial Basket Level
	=	(70 - 100) / 100
	=	-30%
Redemption Amount	=	Principal × (1 + Basket Return)
	=	$1,000 × 0.70
	=	$700

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $700 per $1,000 principal amount of securities based on a return linked to the decrease in the Basket Level, which reflects appreciation of the euro relative to the Basket Currencies.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of securities. If the Final Basket Level is less than the Initial Basket Level, you will lose 1% of your principal for each 1% decline in the Final Basket Level as compared to the Initial Basket Level. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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  THE MAXIMUM RETURN ON THE SECURITIES IS LIMITED BECAUSE THE MAXIMUM CURRENCY RETURN IS 100% – The maximum Currency Return for each Basket Currency is 100%. Accordingly, based on an Upside Participation Rate of 260%, the maximum Redemption Amount per $1,000 principal amount of securities is $3,600 (which equals the $1,000 principal amount plus a maximum of $2,600 based on a maximum Basket Return of 260%).

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  CHANGES IN THE EXCHANGE RATES OF THE BASKET CURRENCIES MAY OFFSET EACH OTHER – Movements in the exchange rates of the Basket Currencies may not correlate with each other. At a time when the value of the euro depreciates relative to one or more of the Basket Currencies, the value of the euro may not depreciate as much or may appreciate relative to one or more of the other Basket Currencies. Therefore, in calculating the Basket Return, decreases in the value of the euro relative to one or more of the Basket Currencies may be moderated, or more than offset, by lesser decreases or increases in the value of the euro relative to the other Basket Currencies.

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  THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RISK – Foreign currency exchange rates vary over time, and may vary considerably during the term of the securities. The relative values of the euro and each of the Basket Currencies are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

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    existing and expected rates of inflation;

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    existing and expected interest rate levels;

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    the balance of payments in the Eurozone, Australia, Brazil, Canada and Norway and between each country and its major trading partners; and

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    the extent of governmental surplus or deficit in the Eurozone, Australia, Brazil, Canada and Norway.

    All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the Eurozone, Australia, Brazil, Canada and Norway and those of other countries important to international trade and finance.

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  GOVERNMENT INTERVENTION COULD MATERIALLY AND ADVERSELY AFFECT THE VALUE OF THE SECURITIES – Foreign exchange rates can be fixed by sovereign governments or monetary authorities, allowed to float within a range of exchange rates set by governments or monetary authorities, or left to float freely. Governments, including those issuing the Basket Currencies and the Eurozone, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the securities is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO INTEREST PAYMENTS – As a holder of the securities, you will not receive interest payments.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

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    the time to maturity of the securities;

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    interest and yield rates in the market generally as well as in each of the Basket Currencies' countries and in the Eurozone;

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    the exchange rate and volatility of the exchange rate between the Euro, the Australian dollar, the Brazilian real, the Canadian dollar and the Norwegian krone;

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    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Currencies or markets generally and which may affect the exchange rates of the Basket Currencies; and

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    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

Currency Disruption Events

A currency disruption event is, in respect of any Basket Currency, the occurrence on any business day or any number of consecutive business days of any one or more of the following circumstances:

  (a)
  the termination or suspension of, or material limitation or disruption for at least two hours in the trading of such Basket Currency or a futures contract thereon that prevents the relevant exchange on which such Basket Currency is traded from establishing an official settlement price for such Basket Currency or contract as of the regularly scheduled settlement time;

  (b)
  the settlement price for any Basket Currency or a futures contract thereon is a "limit price," which means that such settlement price for a day has increased or decreased from the previous day's settlement price by the maximum amount permitted under applicable exchange rules; or

  (c)
  the failure by the applicable exchange or other price source to announce or publish the settlement price for any Basket Currency or a futures contract thereon.

If the calculation agent determines that a currency disruption event exists in respect of an exchange rate on the Valuation Date, then the Valuation Date for such exchange rate will be postponed to the first succeeding business day for that exchange rate on which the calculation agent determines that no currency disruption event exists in respect of such exchange rate, unless the calculation agent determines that a currency disruption event exists in respect of such exchange rate on each of the five business days immediately following the scheduled Valuation Date. In that case, (a) the fifth succeeding business day following the scheduled Valuation Date will be deemed to be the Valuation Date for such exchange rate, notwithstanding the currency disruption event in respect of such exchange rate, and (b) the calculation agent will determine such exchange rate on that deemed Valuation Date in a commercially reasonable manner.

The Valuation Date for each Basket Currency not affected by a currency disruption event will be the scheduled Valuation Date. If the Valuation Date for any Basket Currency is postponed as a result of a currency disruption event as described above or because the scheduled Valuation Date is not a business day for such Basket Currency, then the Maturity Date will be postponed to the fifth business day following the latest Valuation Date for any Basket Currency.

Historical Information

The following graphs set forth the historical performance of the Basket as well as the historical performance of each Basket Currency based on the exchange rates obtained from Bloomberg of such Basket Currency from January 1, 2005 through May 27, 2010. The retrospective data for the Basket graph was calculated by setting the level to 100 on May 27, 2010 and measured retrospectively to January 1, 2005. As used herein, the exchange rates are expressed as the number of units of such Basket Currency per one euro. For each Basket Currency below, a higher exchange rate for a given year indicates a strengthening of the euro relative to the relevant Basket Currency, while a lower exchange rate indicates a weakening of the euro relative to such Basket Currency. The euro-Australian dollar exchange rate on May 27, 2010 was 1.4540. The euro-Brazilian real exchange rate on May 27, 2010 was 2.2468. The euro-Canadian dollar exchange rate on May 27, 2010 was 1.2932. The euro-Norwegian krone exchange rate on May 27, 2010 was 7.9558. We obtained the exchange rates for the Basket Currencies from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The exchange rates published by Bloomberg for the Basket Currencies on any day including the Valuation Date may differ from the Spot Rates on such day because the historical rates published by Bloomberg may be based on different fixing sources or fixing times than the Spot Rates used to determine the Currency Returns applicable to the securities.

The historical exchange rates of the Basket Currencies should not be taken as an indication of future performance, and no assurance can be given as to the exchange rates of the euro relative to the Basket Currencies on the Valuation Date. We cannot give you assurance that the performance of the Basket Currencies will result in the return of any of your initial investment. Any payment at maturity is subject to our ability to pay our obligations as they become due.

Historical Performance of the Australian Dollar
(expressed as the number of Australian dollars per euro)

Historical Performance of the Brazilian Real
(expressed as the number of Brazilian reais per euro)

Historical Performance of the Canadian Dollar
(expressed as the number of Canadian dollars per euro)

Historical Performance of the Norwegian Krone
(expressed as the number of Norwegian kroner per euro)

Historical Performance of the Basket

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

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  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

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  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

  •
  a person (including traders in securities) using a mark-to-market method of accounting,

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  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain.

Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Basket that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute debt instruments that are "contingent payment debt instruments" that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments and they had term of more than one year, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. If the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation's issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments or contingent payment debt instruments.

It is also possible that the IRS would seek to characterize your securities Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.

In addition, on December 7, 2007, the IRS issued Revenue Ruling 2008-1 holding that a financial instrument issued and redeemed for U.S. dollars, but providing a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. If the IRS were to characterize the securities as debt instruments denominated in a foreign currency or currencies, you would not be able to elect to treat any gain on the sale or redemption of the securities as capital gain pursuant to a Code section 988(a)(1)(B) election (a "Section 988 Capital Treatment Election"), which might be available if the securities were foreign currency forward contracts. We believe that the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling. However, future guidance extending the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect.

Accordingly, you should consult your tax advisor regarding the U.S. federal income tax issues presented by the revenue ruling.

You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if:

(a)
a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or

(b)
such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder should recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder's tax basis in the security at that time. Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the security (generally its cost).

Your gain or loss will generally be ordinary income or loss (as the case may be) for U.S. federal income tax purposes. However, holders of certain forward contracts, futures contracts or option contracts generally are entitled to make a Section 988 Capital Treatment Election to treat this ordinary gain or loss as capital gain or loss. We believe that the securities should qualify for a Section 988 Capital Treatment Election, provided the applicable conditions set forth in the regulations under Code section 988 are met. Assuming the Section 988 Capital Treatment Election is available, if you make this election before the close of the day on which you acquire a security, all gain or loss you recognize on a sale or exchange of the security should be treated as capital gain or loss. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. A U.S. Holder must make the Section 988 Capital Treatment Election with respect to the securities it holds by (a) clearly identifying the transaction on its books and records on the date the transaction is entered into as being subject to this election and either (b) filing the relevant statement verifying this election with such U.S. Holder's U.S. federal income tax return or (c) otherwise obtaining independent verification as set forth in the regulations under Code section 988. You should consult your tax advisor regarding the U.S. federal income tax considerations with respect to an investment in the securities, as well as the availability, mechanics, and consequences of a Section 988 Capital Treatment Election.

Legislation Affecting Securities Held Through Foreign Accounts

Congress recently enacted the "Hiring Incentives to Restore Employment Act" (the "Act"). Under the Act, a 30% withholding tax is imposed on "withholdable payments" made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to annually report certain information about such account. "Withholdable payments" include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income ("FDAP"), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act's withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Disclosure of Reportable Transactions

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) that is required to file a U.S. income tax return must disclose their participation in certain reportable transactions to the IRS. A reportable transaction includes a loss transaction in which a taxpayer who is an individual or trust (whether or not the loss flows through an S corporation or a partnership) claims a loss under Code section 165 of at least $50,000 in any single taxable year if the loss arises with respect to a Code section 988 transaction. You should consult your tax adviser as to the requirement you may have to disclose your securities transaction to the IRS.

Information Reporting Regarding Specified Foreign Financial Assets

The Act also requires individual U.S. Holders with an interest in any "specified foreign financial asset" to file a report to the IRS with information relating to the asset and the maximum value thereof during the taxable for any year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-United States person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-United States person, and (iii) any interest in an entity which is a non-United States person. Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision. The requirement to file a report is effective for taxable years beginning after March 18, 2010. Penalties apply to any failure to file a required report. Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year will not close before such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

CSSU is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect that delivery of the securities will be made against payment for the securities on or about June 4, 2010, which will be the fifth business day following the Trade Date for the securities (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date or the following business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

For further information, please refer to "Underwriting" in the accompanying product supplement.

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